Exhibit 10.3

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL PENSION PLAN

(Amended and Restated Effective January 5, 2018)

C E R T I F I C A T E

Baxter International, Inc., acting through a duly authorized member of the Baxter International Inc. Administrative Committee, as the duly authorized delegate of the Board of Directors, hereby adopts this amendment and restatement of the Baxter International Inc. and Subsidiaries Supplemental Pension Plan, effective January 5, 2018, in the form attached hereto.

Dated this 5th day of January, 2018.

Baxter International Inc.

By:	/s/ Salvatore Dadouche
Salvatore Dadouche
Administrative Committee Member

TABLE OF CONTENTS

ARTICLE I GENERAL		1
1.1	Purpose and Effective Date	1
1.2	Plan Administration; Source of Benefit Payments	1
1.3	Limitation on Provisions	1
1.4	Inactive Participation	1
1.5	Plan Supplements	2

ARTICLE II DEFINITIONS		3
2.1	Accrued Benefit	3
2.2	Administrative Committee	3
2.3	Beneficiary	3
2.4	Benefit	3
2.5	Code	3
2.6	Controlled Group	3
2.7	Corporation	3
2.8	Deferred Compensation Plan	3
2.9	Effective Date	3
2.10	Employer	3
2.11	ERISA	4
2.12	Excess Benefit	4
2.13	Non-Participating Employer	4
2.14	Participant	4
2.15	Participating Employer	4
2.16	Pension Make-Whole Benefit	4
2.17	Pension Plan	4
2.18	Pension Plan II	4
2.19	Plan	4
2.20	Points	4
2.21	Qualified Benefit	4
2.22	Section 409A	4
2.23	Special Supplemental Benefit	4
2.24	Termination of Employment	5

ARTICLE III PARTICIPATION IN THE PLAN		6
3.1	Eligibility	6
3.2	Restricted Participation	6
3.3	No Contract of Employment	6
3.4	Participation Freeze	6

ARTICLE IV AMOUNT AND PAYMENT OF PLAN BENEFITS		8
4.1	Plan Benefits	8
4.2	Excess Benefit	8
4.3	Pension Make-Whole Benefit	8
4.4	Special Supplemental Benefits	8
4.5	Actuarial Equivalence	9
4.6	Time and Form of Payment	9
4.7	Death Benefits	11
4.8	Withholding Taxes	12
4.9	Compliance with Section 409A	13
4.10	Correction of Errors	13

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TABLE OF CONTENTS

ARTICLE V ADMINISTRATION		14
5.1	Administrative Committee	14
5.2	Administrative Committee Powers	14
5.3	Effect of Administrative Committee Decisions	15
5.4	Claims Procedure	15
5.5	Action by Administrative Committee	16
5.6	Indemnity	16

ARTICLE VI AMENDMENT AND TERMINATION		17
6.1	Amendment and Termination	17
6.2	Successors and Assigns	17

ARTICLE VII MISCELLANEOUS		18
7.1	Unfunded Plan	18
7.2	Unsecured General Creditor	18
7.3	Nonassignability	18
7.4	Not a Contract of Employment	18
7.5	Protective Provisions	18
7.6	Governing Law	19
7.7	Severability	19
7.8	Notice	19
7.9	Successors	19
7.10	Action by Corporation	19
7.11	Effect on Benefit Plans	19
7.12	Participant Litigation	19

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BAXTER INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL PENSION PLAN

(Amended and Restated Effective January 5, 2018)

ARTICLE I

GENERAL

1.1 Purpose and Effective Date. Baxter International Inc. (the “Corporation”) established the Baxter International Inc. and Subsidiaries Supplemental Pension Plan (the “Plan”), effective as of January 1, 1989, to assist in providing retirement and other benefits to certain employees of the Corporation and its affiliates which are in addition to those provided under the Baxter International Inc. and Subsidiaries Pension Plan (the “Pension Plan”). The Plan was previously amended effective January 1, 2005, January 1, 2009, and January 1, 2015. Effective January 1, 2018, the Plan was again amended and restated in its entirety to reflect the spin-off and transfer of assets and liabilities under the Pension Plan attributable to participants who were eligible employees of a Participating Employer or a Non-Participating Employer on January 1, 2018 from the Pension Plan to the Baxter International Inc. and Subsidiaries Pension Plan II (the “Pension Plan II”). On and after January 1, 2018, the Plan will provide retirement and other benefits to certain employees of the Corporation and its affiliates in addition to those provided under the Pension Plan or Pension Plan II, as applicable. The following provisions constitute an amendment and restatement of the Plan effective January 5, 2018, the “Effective Date” of the Plan set forth herein. Effective December 31, 2022, Benefits under the Plan will be frozen, and Participants will not accrue additional benefits of any type under this Plan. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of ERISA.

1.2 Plan Administration; Source of Benefit Payments. The authority to control and manage the operation and administration of the Plan will be vested in the Administrative Committee, as set forth in Article V. A Participating Employer’s obligation under the Plan will be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Participating Employer or any affiliate thereof, provided, however, that nothing in the Plan will require the Corporation or any Participating Employer to establish any trust to provide benefits under the Plan.

1.3 Limitation on Provisions. Any benefit payable under the Pension Plan or Pension Plan II will be paid solely in accordance with the terms and conditions of the applicable pension plan and nothing in the Plan will operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan or the Pension Plan II.

1.4 Inactive Participation. Except as otherwise specifically provided herein, the benefits, if any, payable to or on behalf of Participants who terminated employment with the Corporation and its affiliates prior to the Effective Date will be determined in accordance with the terms of the Plan as in effect on such Termination of Employment; provided that any provision of the Plan that is required to be effective as of an earlier in order to comply with Code Section 409A will be effective as of such date.

1.5 Plan Supplements. The provisions of the Plan as applied to any Participating Employer or Participant may be modified and/or supplemented from time to time by the adoption of one or more Supplements. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement will govern; provided that no Supplement will alter the provisions of Section 4.9 (except that a Supplement may provide that the portion of any Special Supplemental Benefit is not subject to the provisions of the Plan intended to comply with Section 409A to the extent such portion was accrued and vested on December 31, 2004, and that the Special Supplemental Benefit is not materially modified after October 3, 2004) or otherwise cause the Plan to be administered in a manner that does not comply with Section 409A.

ARTICLE II

DEFINITIONS

2.1 Accrued Benefit. Accrued Benefit will have the meaning ascribed to such term under the Pension Plan.

2.2 Administrative Committee. Administrative Committee will have the meaning ascribed to such term under the Pension Plan.

2.3 Beneficiary. A Participant’s Beneficiary will be the Participant’s beneficiary under the Pension Plan or the Pension Plan II (or the person who would be the Participant’s beneficiary under the Pension Plan or the Pension Plan II if the Participant’s Qualified Benefit were paid in the same form and at the same time as his Benefit hereunder).

2.4 Benefit. A Participant’s Benefit means the sum of the Participant’s Excess Benefit, Make-Whole Benefit, and Special Supplemental Benefit, if any, unless otherwise provided.

2.5 Code. Code means the Internal Revenue Code of 1986, as amended.

2.6 Controlled Group. Controlled Group means the Corporation and all other business entities, whether or not incorporated, which, together with the Corporation, would be considered a single employer under Code Section 414(b) or (c).

2.7 Corporation. Corporation has the meaning ascribed to such term in Section 1.1.

2.8 Deferred Compensation Plan. Deferred Compensation Plan means Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

2.9 Effective Date. Effective Date means January 5, 2018.

2.10 Employer. Employer means:

(a)	Controlled Group. A Participating Employer and any corporation, trade or business, if it and the Participating Employer are members of a controlled group of corporations as defined in Code Section 414(b) or under common control as defined in Code Section 414(c); provided, however, that, solely for purposes of the provisions pertaining to maximum pensions set forth in Section 13.12, the standard of control under Code Sections 414(b) and 414(c) will be deemed to be “more than fifty percent (50%)” rather than “at least eighty percent (80%)”;

(b)	Affiliated Service Group. A Participating Employer and an organization, if it and the Participating Employer are members of an affiliated service group as defined in Code Section 414(m); or

(c)	Other Related Organizations. A Participating Employer and any other organization described in applicable regulations issued under Code Section 414(o).

2.11 ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.12 Excess Benefit. Excess Benefit means the benefit determined under Section 4.2.

2.13 Non-Participating Employer. A Non-Participating Employer means any Employer which is not a Participating Employer.

2.14 Participant. Participant means an employee of a Participating Employer who is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, as set forth in Section 3.1.

2.15 Participating Employer. Participating Employer means the Corporation and any affiliate of the Corporation, which is a Participating Employer under the Pension Plan or the Pension Plan II.

2.16 Pension Make-Whole Benefit. Pension Make-Whole Benefit means the benefit determined under Section 4.3.

2.17 Pension Plan. Pension Plan has the meaning ascribed to such term in Section 1.1.

2.18 Pension Plan II. Pension Plan II has the meaning ascribed to such term in Section 1.1.

2.19 Plan. Plan has the meaning ascribed to such term in Section 1.1.

2.20 Points. A Participant’s Points will be equal to the number of Points the Participant has accumulated as of any date under the terms of the Pension Plan or Pension Plan II, as applicable.

2.21 Qualified Benefit. Qualified Benefit means the Participant’s actual Accrued Benefit payable under the Pension Plan or Pension Plan II.

2.22 Section 409A. Section 409A means Section 409A of the Internal Revenue Code of 1986, as enacted by the American Jobs Creation Act of 2004 and as subsequently amended, and including all Treasury Regulations and other authoritative guidance issued pursuant thereto.

2.23 Special Supplemental Benefit. Special Supplement Benefit means the benefit determined under Section 4.4.

2.24 Termination of Employment. A Termination of Employment occurs on the date on which a Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A. The following rules are intended to implement the requirements of Section 409A, and may be adjusted by the Administrative Committee as required to comply with guidance issued under Section 409A:

(a)	The Participant will not be considered to have separated from service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with an Employer under an applicable statute or by contract.

(b)	Regardless of whether his employment has been formally terminated, the Participant will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Participant for any Employer, or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Participant will be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence will be disregarded.

(c)	For purposes of determining whether the Participant has separated from service, all services provided for any Employer, or for any entity that is a member of the Controlled Group, will be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Participant will not be considered to have not separated from service solely by reason of service as a non-employee director of the Corporation or any other such entity. Solely for purposes of this Section 2.25, the term “Controlled Group” will be modified by substituting “fifty percent (50%)” for “eighty percent (80%)” for all purposes of Code Sections 414(b) and (c) (and Code Section 1563 to the extent incorporated therein).

(d)	A Participant who is employed by an Employer, and continues to be employed by the employer following a stock sale, spin-off, or other transaction that causes the Participant’s employer to cease to be a member of the Controlled Group, will not be considered to have incurred a Termination of Employment as a result of such transaction. A Participant who ceases to be employed by the Corporation or any member of the Controlled Group as a result of a sale of substantially all of the assets constituting a division, facility, or separate line of business, will be considered to have incurred a Termination of Employment unless the Corporation (or Participating Employer selling such assets) and the purchaser agree in writing, not later than the closing date of such transaction, that all Participants affected by such transaction will not be considered to have incurred a Termination of Employment, and that the purchaser agrees to assume the obligation for payment of the Benefits of all such Participants in accordance with the Plan.

ARTICLE III

PARTICIPATION IN THE PLAN

3.1 Eligibility. An employee of a Participating Employer will become a Participant in the Plan on the first date such employee is eligible for an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in accordance with the following:

(a)	Each participant in the Pension Plan or the Pension Plan II who has a fully vested interest in his or her Accrued Benefit under the Pension Plan or the Pension Plan II, as applicable, and whose benefit under the Pension Plan or the Pension Plan II is limited by reason of the application of Code Section 415 or Code Section 401(a)(17) will be eligible for an Excess Benefit, determined in accordance with Section 4.2.

(b)	Each participant in the Pension Plan or the Pension Plan II who has a fully vested interest in his or her Accrued Benefit under the Pension Plan or the Pension Plan II, as applicable, and who also is a participant in the Deferred Compensation Plan will be eligible for a Pension Make-Whole Benefit, determined in accordance with Section 4.3.

(c)	The Administrative Committee (or the person or persons delegated such authority by the Administrative Committee), in its sole discretion, will designate the individuals, if any, who will be eligible for Special Supplemental Benefits.

3.2 Restricted Participation. Notwithstanding any other provision of the Plan to the contrary, if the Administrative Committee determines that participation by one or more Participants will cause the Plan as applied to any Participating Employer to be subject to Part 2, 3 or 4 of Subtitle B of Title I of ERISA, the entire interest of such Participants under the Plan will be segregated from the Plan, and such Participants will cease to have any interest under the Plan. In the event the Participant has died, the foregoing provisions of this Section 3.2 will apply to the Participant’s interest, if any, which is payable to the Participant’s surviving spouse or other beneficiary.

3.3 No Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Corporation or any Participating Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

3.4 Participation Freeze. Participation in the Plan is frozen effective December 31, 2006, and no Employees will become Participants after such date, subject to the following:

(a)	No Employee who is hired by a Participating Employer after December 31, 2006, or who was hired by a Non-Participating Employer prior to January 1, 2007, and transferred to a Participating Employer after December 31, 2006, will be eligible to participate in the Plan.

(b)	An Eligible Employee (as defined in the Pension Plan) who was employed by a Participating Employer on December 31, 2006, but who had not satisfied the requirements of subsection 3.1(b) of the Pension Plan on such date, became a Participant on the first Entry Date after he satisfied such requirements, unless he elected not to become a Participant as provided in subsection (c) below.

(c)	The election of a Participant or Eligible Employee (as defined in the Pension Plan) to either cease accruing benefits as of December 31, 2006, under the Pension Plan, or not to become a Participant in the Pension Plan after December 31, 2006, will also apply under this Plan. The Plan Benefit of a Participant who elects under the Pension Plan to cease accruing benefits will thereafter be equal to his Plan Benefit as of December 31, 2006, which will not be adjusted for subsequent changes in his Average Monthly Compensation, Years of Service, Projected Benefit Service, or Primary Social Security Benefit, but such Participant will continue to earn Years of Service for purposes of vesting, and Points, and his Benefit will be payable as otherwise provided herein. An Eligible Employee who elects not to become a Participant in the Pension Plan will thereafter be ineligible to become a Participant in this Plan.

(d)	Notwithstanding the foregoing, an Employee hired prior to December 31, 2006, and who did not elect to cease accruing benefits under the Pension Plan as of December 31, 2006, but who was not eligible for either an Excess Benefit or a Make-Whole Benefit prior to December 31, 2006, solely because his Qualified Benefit was not limited by the application of Code Section 415 or Code Section 401(a)(17) and he had not deferred any compensation under the Deferred Compensation Plan, will be eligible to participate beginning with the first year in which he is eligible for either an Excess Benefit or a Make-Whole Benefit.

(e)	To the extent permitted by Section 4.4, an Employee not otherwise eligible to participate in the Plan may be eligible to receive a Special Supplemental Benefit.

ARTICLE IV

AMOUNT AND PAYMENT OF PLAN BENEFITS

4.1 Plan Benefits. Eligible Participants under the Plan will receive an Excess Benefit, Pension Make-Whole Benefit or Special Supplemental Benefit, in the amount and payable at the times set forth in the following provisions of this Article 4. Notwithstanding the foregoing, effective December 31, 2022, Benefits under the Plan will be frozen, and Participants will not accrue additional benefits of any type under this Plan. Effective January 1, 2009, the amount of a Participant’s Excess Benefit and Pension Make-Whole Benefit will be calculated as if the Participant’s Qualified Benefit had commenced as of the same date, and in the same form, as the Participant’s Excess Benefit and Pension Make-Whole Benefit, regardless of when and in what form the Qualified Benefit is paid, and no adjustment will be made to the Excess Benefit or Pension Make-Whole Benefit when the Qualified Benefit commences. To the extent a Supplemental Benefit is defined in whole or part by reference to the Qualified Benefit, the preceding sentence will apply unless the terms of the Supplemental Benefit clearly provide for a different method of calculation.

4.2 Excess Benefit. As of any date, an eligible Participant’s “Excess Benefit” under the Plan will be an amount equal to the Qualified Benefit the Participant would be eligible for under the Pension Plan or the Pension Plan II, as applicable, as of such date if such Qualified Benefit were determined without regard to limitations of Code Sections 415 and 401(a)(17), reduced by the Participant’s Qualified Benefit as of such date. A Participant’s Excess Benefit, if any, will be paid at the time and in the form provided in Section 4.6.

4.3 Pension Make-Whole Benefit. As of any date, an eligible Participant’s “Pension Make-Whole Benefit” under the Plan will be an amount equal to:

(a)	the Qualified Benefit the Participant would be eligible for under the Pension Plan or the Pension Plan II, as applicable, as of such date if such Qualified Benefit were determined (i) without exclusion of compensation deferred under the Deferred Compensation Plan, and (ii) without regard to the limitations of Code Sections 415 and 401(a)(17), reduced by

(b)	the sum of (i) the Participant’s actual Qualified Benefit under the Pension Plan or the Pension Plan II, as applicable, as of such date, and (ii) the amount of any Excess Benefit determined under Section 4.2 without regard to such deferred compensation.

A Participant’s Pension Make-Whole Benefit, if any, will be paid at the time and in the form provided in Section 4.6.

4.4 Special Supplemental Benefits. The amount, if any, of a Participant’s “Special Supplemental Benefit” will be determined by the Administrative Committee, will be subject to such terms and conditions as the Administrative Committee may establish, and will be payable at the times and in the form determined by the Administrative Committee. Effective as of January 1, 2005, the time and form of payment of any Special Supplemental Benefit will be specified by the Administrative Committee at the time the Administrative Committee establishes the Participant’s right to the Special Supplemental Benefit. In the event that any right to a Special Supplemental Benefit was not fully vested on December 31, 2004, and is not amended not later than December 31, 2008 to specify the time and form of payment in a manner that satisfies the requirements of Section 409A, such Special Supplemental Benefit will be paid in the form specified in Section 4.6. The Administrative Committee, in its sole discretion, may delegate its authority under this Section 4.4 to any person or persons in connection with the award of Special Supplemental Benefits to a particular Participant, a class of Participants, or all Participants. All rights to Special Supplemental Benefits will be set forth in writing, which writing may include an employment contract or similar agreement, and a copy of all actions taken by the Administrative Committee or its delegate with respect to Special Supplemental Benefits under the Plan will be sent to the Corporate Counsel in charge of the Company’s employee benefit plans. Anything else contained herein to the contrary notwithstanding, no person will have any right to a Special Supplemental Benefit in the absence of a written instrument setting forth the terms of such Special Supplemental Benefit.

4.5 Actuarial Equivalence. To the extent applicable, the benefits payable to any person under the Plan will be determined by applying the appropriate interest rate and other actuarial assumptions set forth in the Pension Plan or the Pension Plan II, as applicable.

4.6 Time and Form of Payment.

(a)	The Benefit (excluding for all purposes of this Section 4.6 any Special Supplemental Benefit unless otherwise provided in Section 4.4) of the following Participants will commence at the same time and be paid in the same manner as the Participant’s Qualified Benefit: (i) Participants whose Qualified Benefit commences not later than December 31, 2008, and (ii) Participants whose entire Benefit was fully accrued and vested on December 31, 2004.

(b)	The Benefit of a Participant who is not described in subsection (a) will become payable upon the later of the occurrence of the first day of the month following the Participant’s Termination of Employment or, in the case of a Participant who was a Participant prior to December 31, 2008, a specified date, if any, elected by the Participant in accordance with subsection (c) (in either case, the “Commencement Date”). Such Benefit will be paid in the following form:

(i)

If the actuarial present value of the Benefit as of the Commencement Date does not exceed $50,000, the Benefit will be paid in a lump sum equal to the actuarial present value, which payment will be in full satisfaction of the Participant’s right to the Benefit. Such payment will be made not later than 90 days following the Commencement Date, subject to subsection (d). For purposes of determining whether the present value of the Benefit exceeds $50,000, any Special Supplemental Benefit will be included if and only if the terms of the agreement creating the Special Supplemental Benefit provided for the Special Supplemental Benefit to be paid at the same time and in the same form as the remainder of the Benefit not later than the later of the date the Participant first had a legally binding right to the Special Supplemental Benefit or December 31, 2008, and in such event the Special Supplemental Benefit will be included notwithstanding any change in the terms of the Special Supplemental Benefit after such date. If the preceding sentence does not apply, the Special Supplemental Benefit will not be included in determining whether the present value exceeds $50,000, and the provisions of this subsection (b) will be applied separately to the Special Supplemental Benefit.

(ii)	If the actuarial present value of the Benefit exceeds $50,000 as of the Commencement Date, Benefit will be paid in a monthly life annuity of the type set forth below. The first annuity payment will be paid, subject to subsection (d), on the first day of the month following the month that includes the Commencement Date in which the Participant’s has accumulated at least 65 Points (the “Annuity Start Date.”)

(A)	If the Participant is not married on the Annuity Start Date, his Benefit will be paid in an annuity for the life of the Participant with no survivor benefits.

(B)	If the Participant is married on Annuity Start Date, his Benefit will be paid in an annuity that pays an actuarially reduced benefit to the Participant during the Participant’s life, and pays 50% of such annuity to the Participant’s spouse for the balance of the spouse’s life if the spouse survives the Participant. No adjustment to such annuity will be made if the Participant’s spouse predeceases the Participant or the Participant and this spouse are divorced after the Annuity Start Date.

(C)	The Administrative Committee may permit a Participant to elect a different form of annuity that is treated as a life annuity for purposes of Section 409A. Anything else contained herein to the contrary notwithstanding, all forms of life annuity will be actuarially equivalent as defined in Section 409A, and any procedures adopted by the Administrative Committee to permit Participant’s to elect different forms of annuity will comply with the requirements of Section 409A.

(c)

Each person who was a Participant prior to January 1, 2009, and who is anticipated to have a Benefit accrued under this Plan as of December 31, 2008 (as determined by the Administrative Committee in its sole discretion) may elect a Commencement Date, which will be either the first day of a specific month or the first day of the month following the date on which the Participant attains a specified age. Such elections will apply to the Participant’s entire Benefit (including any Special Supplemental Benefit to be paid in the same form as the Benefit), and will be made, in writing, in accordance with procedures specified by the Administrative Committee, not later than December 31, 2008, and will not thereafter be revoked or changed; provided that no such election will cause any amount to be paid in 2008 that would otherwise have been paid in a later year, or cause any amount that would otherwise have been paid in 2008 to be paid in a later year, and such elections will otherwise comply with the requirements for transitional relief under IRS Notice 2007-86. An agreement (including a provision of an employment agreement) entered into between a Participant and the Corporation not later than December 31, 2008, that refers specifically to this Plan and specifies a time and/or form of payment of the Participant’s Benefit will constitute an election for purposes of this subsection (c), and, in lieu of a specific date, may provide for the Participant’s Commencement Date to occur upon the Participant’s separation from service or the occurrence of any other event that satisfies the requirements of Section 409A.

(d)	If a Participant’s Commencement Date is the first day of the month following his Termination of Employment, and the Participant is a specified employee as hereinafter defined on the Commencement Date, payment of his Benefit will be deferred until six months after his Termination of Employment, as described below. If payment is to be made in a lump sum (based on actuarial present value as of the Commencement Date), the lump sum will be paid on the first day of the seventh month following the month that includes the Termination of Employment, and the amount will be recalculated as of such date even if such recalculated amount exceeds $50,000. If payment is to be made in an annuity, the first annuity payment will be paid on the later of the first day of the seventh month following the month that includes the Termination of Employment or the Annuity Start Date, but if such date is later than the Annuity Start Date the annuity payments will be calculated as of the Annuity Start Date, and the Participant will receive a supplemental payment, with or following the first annuity payment, equal to the sum, without interest, of the annuity payments that would have been paid prior to such date but for this subsection (d). For purposes of this subsection (d), the term “specified employee” will have the same meaning as in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

(e)	Anything else contained herein to the contrary notwithstanding, the Administrative Committee at any time in its sole discretion may distribute to any Participant the entire actuarial present value of his Benefit (including any Special Supplemental Benefit) in a single lump sum in full satisfaction of his rights under the Plan, provided that the entire interest of the Participant in all other plans required to be aggregated with the Plan pursuant to Treasury Regulations Section 1.409A-1(c)(2) is also distributed and that the total amount distributed does not exceed the limit in effect under Code Section 402(g) at the time of distribution.

4.7	Death Benefits.

(a)	If a Participant whose Benefit is payable in an annuity dies after the Annuity Start Date, the only death benefit payable will be the survivorship benefit, if any, payable under the applicable form of annuity.

(b)	If a Participant whose Benefit is payable in a lump sum dies after his Commencement Date but before actual payment of his Benefit (including but not limited to a Participant whose benefit is deferred pursuant to subsection 4.6(d)), the lump sum payment will be made to his Beneficiary as soon as practical, but not more than 90 days after the date of his death.

(c)	If a Participant either dies prior to his Commencement Date, or after his Commencement Date but prior to his Annuity Start Date if his Benefit is payable as an annuity, and if his Beneficiary is entitled to a preretirement survivor annuity under the Pension Plan or the Pension Plan II (or would be entitled to a preretirement survivorship benefit but for the fact that payment of his Qualified Benefit had commenced at the time of his death), his Beneficiary will be entitled to a preretirement survivor benefit (the “Survivor Benefit”) under the terms of this subsection (c). The Survivor Benefit will be paid on the first day of the first month following the month that includes the Participant’s death in which the Participant either had completed 65 Points, or would have completed 65 Points had he not died. The Survivor Benefit will be paid in a single lump sum equal to the actuarial present value of the excess of (i) the amount of the preretirement survivor annuity that would be paid to the Beneficiary under the Pension Plan or the Pension Plan II if the Participant’s Benefit were calculated with the adjustments described in Sections 4.2 and 4.3 (and included the Special Supplemental Benefit, if applicable), over (ii) the amount of preretirement survivor annuity actually payable under the Pension Plan or the Pension Plan II, as applicable, in both cases calculated as if payment of the preretirement survivor annuity under the Pension Plan or the Pension Plan II commenced on the date of payment of the Survivor Benefit.

(d)	Notwithstanding the foregoing, if a Participant whose benefit is paid in the form of an annuity and whose Benefit is deferred pursuant to subsection 4.6(d) dies after his Annuity Start Date but before the date to which payment of his benefit is deferred, his Beneficiary will not receive a Survivor Benefit under subsection (c), but will instead receive whatever survivorship benefits are provided by the Participant’s form of annuity, determined as if payment had commenced on the Annuity Start Date, and in addition will receive a payment equal to the annuity payments that would have been paid prior to the Participant’s death but for the requirement of subsection 4.6(d).

(e)	Except as otherwise provided in this Section 4.7, no person will receive any form of death or survivorship benefits following the death of a Participant, whether before or after his Commencement Date.

4.8 Withholding Taxes. Benefits and payments under the Plan are subject to the withholding of all applicable taxes. Notwithstanding any provision of the Plan to the contrary, a Participant’s initial benefit payment under the Plan will be in an amount sufficient pay any remaining employment tax required to be withheld with respect to Plan benefits. To the extent such amount is in excess of the first distribution that would otherwise have been made based on the form of benefit elected by the Participant, subsequent payments will not begin until the aggregated payments that would have been made under the form of benefit elected by the Participant exceed the amount of such initial distribution.

4.9 Compliance with Section 409A. Anything else in this Plan to the contrary notwithstanding, effective January 1, 2005, the Plan is intended to comply in all regards with Section 409A and will be so construed and administered. Without limiting the generality of the preceding sentence, (i) in no event will any benefit under the Plan be paid at any time other than under the terms of the Plan as in effect on the date on which the Participant first acquires a legal right to such benefit (whether or not vested), whether by amendment of the Plan, exercise of the Administrative Committee’s discretion, or otherwise, except as permitted by Section 409A, and (ii) in the event that the Administrative Committee, in its sole discretion, determines that any time or form of payment provided for in the Plan, or the existence of a right to elect a time or form of distribution (including without limitation the payment of benefits in the same form elected by a Participant under the Pension Plan or the Pension Plan II, as applicable), would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, such provision will to the maximum extent permitted by law be deemed amended to the extent required to comply with Section 409A, or the Plan will be construed as if such provision were not included therein. The restrictions of Section 409A will apply to the entire benefit of a Participant if any portion of the Participant’s benefit was accrued or vested on or after January 1, 2005, but will not apply to a Participant whose entire benefit was accrued and vested prior to such date.

4.10 Correction of Errors. The Administrative Committee will have the authority to correct any error in the calculation of Benefits, regardless of the reason for the error and regardless of whether payment of the Benefit has commenced. By his participation in the Plan and acceptance of Benefits hereunder, each Participant agrees that he will promptly repay to the Plan any Benefit or other payment that exceeds the amount to which he was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust will remain in effect, and will continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Administrative Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

ARTICLE V

ADMINISTRATION

5.1 Administrative Committee. The Plan is administered by the Administrative Committee, which is the “administrator” for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Baxter has appointed the members of the Administrative Committee to administer the Plan. Members of the Administrative Committee may be Participants in the Plan.

5.2 Administrative Committee Powers. The Administrative Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:

(a)	Interpretation of Plan. The Administrative Committee has the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	Plan Procedures. The Administrative Committee has the power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made, or any other action to be taken (including without limitation filing claims and requesting review of denied claims), by electronic mail, internet website, telephone or voice response system or other electronic method to the extent permitted by applicable law;

(c)	Benefit Determinations. The Administrative Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and

(d)	Allocation of Duties. The Administrative Committee is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrative Committee or Baxter.

(e)	Plan Amendments. The Administrative Committee has the power and right, at any time, to amend or supplement the Plan. Notwithstanding the foregoing provisions of this subsection 5.2(e), no amendment of the Plan will reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.

5.3 Effect of Administrative Committee Decisions. Any ruling, regulation, procedure or decision of the Administrative Committee will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrative Committee which is within its authority, except as provided in Section 5.4 below. When making a determination or a calculation, the Administrative Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxter or any Employer.

5.4 Claims Procedure. Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee. Such claim will be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim will not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution will be filed not more than one year after payment of the distribution commences. The Administrative Committee may, in its sole discretion accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.

If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee, or its delegate, will furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 5.4. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review. The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant will be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.

Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. If such a request is made, the Administrative Committee will make a full and fair review of the denial of the claim and will make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision will be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete will be given to the Applicant before the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.

No person entitled to benefits under the Plan will have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his filing a claim for benefits and exhausting all of his rights under this Section 5.4, or more than 180 days after he receives the Administrative Committee’s decision on review of the denial of his claim. Although not required to do so, an Applicant, or his representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, will permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.

5.5 Action by Administrative Committee. Action by the Administrative Committee will be subject to the following special rules:

(a)	Meetings and Documents. The Administrative Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.

(b)	Action by Majority. The Administrative Committee will act by a majority decision which action will be as effective as if such action had been taken by all Administrative Committee members, provided that by majority action one or more Administrative Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Administrative Committee members.

(c)	Resolving Deadlocks. If there is an equal division among the Administrative Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter. Any decision by such disinterested party will be binding.

5.6 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee members, officers, or directors of Baxter, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment and Termination. As indicated in Section 5.2 above, the Administrative Committee may, at any time, amend or supplement the Plan. The Board of Directors of the Corporation may, at any time, terminate the Plan. Notwithstanding the foregoing provisions of Sections 5.2 or 6.1, neither an amendment or termination of the Plan will reduce the benefit to which a Participant would be entitled if he had terminated employment immediately prior to the adoption of the resolution amending or terminating the Plan; provided, however, the Administrative Committee or Corporation, as applicable, may amend or terminate the Plan at any time to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature. Upon termination of the Plan, all benefits accrued through the date of termination will be paid as provided herein; provided that the Administrative Committee may, to the extent permitted under Section 409A, provide for the payment of actuarially equivalent lump sums in full satisfaction of some or all of the accrued benefits.

6.2 Successors and Assigns. The obligations of the Corporation and the Participating Employers under the Plan will be binding upon any assignee or successor in interest thereto.

ARTICLE VII

MISCELLANEOUS

7.1 Unfunded Plan. This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the appropriate Participating Employer. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan. Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with a Participating Employer, are uniquely informed as to such Participating Employer’s operations and have the ability to affect materially Participating Employer’s profitability and operations.

7.2 Unsecured General Creditor. In the event of a Participating Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Participating Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Participating Employer (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of the Participating Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Participating Employer. Participating Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Participating Employer to pay money in the future.

7.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.4 Not a Contract of Employment. The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Participating Employer, and neither the Participant nor the Participant’s beneficiary will have any rights against such Participant’s Participating Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Participating Employer or to interfere with the right of such Participating Employer to discipline or discharge him or her at any time.

7.5 Protective Provisions. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder.

7.6 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, to the extent not preempted by ERISA.

7.7 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

7.8 Notice. Any notice or filing required or permitted to be given to the Corporation or the Administrative Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to the Corporation’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of the Corporation. Notice to a Participant or beneficiary may be hand delivered or mailed to the Participant or beneficiary at his or her most recent address as listed in the employment records of the Corporation. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.

7.9 Successors. The obligations of the Corporation and the Participating Employers under the Plan will be binding upon any assignee or successor in interest thereto. The provisions of this Plan will bind and inure to the benefit of the Corporation and the Participating Employers, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

7.10 Action by Corporation. Except as otherwise provided herein, any action required of or permitted by the Corporation under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.

7.11 Effect on Benefit Plans. Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Participating Employer. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.

7.12 Participant Litigation. In any action or proceeding regarding the Plan, employees or former employees of the Corporation or a Participating Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Corporation, a Participating Employer, the Administrative Committee, or any member of the Administrative

Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of the Corporation, each Participating Employer, the Administrative Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.